Exhibit 10.1

June 5, 2014

PERSONAL AND CONFIDENTIAL

DELIVERED BY HAND

Joseph C. Fairbanks, Jr.

204 Green Valley Lane

McMurray, PA 15317

Re:	Resignation Agreement

Dear Joe:

This letter confirms your voluntary resignation from employment with ANSYS, Inc. (the “Company”). This letter also proposes an agreement between you and the Company. This letter replaces a previous letter agreement that was proposed to you on May 29, 2014.

Entitlements and Obligations

Your employment with the Company shall end effective July 11, 2014 (the “Resignation Date”). Regardless of whether you enter into an agreement with the Company, the Company shall:

•	pay you salary accrued to you through the Resignation Date;

•	pay you for all accrued but unused vacation time due to you through the Resignation Date;

•	provide you with the right to continue group medical, dental, and vision care coverage under the law known as “COBRA,” which will be described in a separate written notice; and

•	reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Resignation Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

You shall also have the right to exercise any and all vested options that you hold to purchase common stock of the Company, pursuant to and subject to the terms of the applicable stock option plan and agreements.

For your part, you are subject to continuing obligations under your April 18, 2011 Intellectual Property Protection Agreement (the “IP Agreement”), including but not limited to your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and, for one (1) year after the Resignation Date, not to compete with the Company and not to solicit Company customers or employees.

Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive additional pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in agreements with departing employees for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.	Resignation from Employment

This confirms that you have decided to resign from employment with the Company. You agree that you shall remain employed by the Company until July 11, 2014 (the “Resignation Date”), when your employment shall end. You further confirm that you have resigned from any and all other positions with the Company, including but not limited to membership on any board of directors that you hold with any affiliate of the Company, effective on the Resignation Date. You agree to sign any document that may reasonably be requested by the Company to confirm such resignations.

2.	Benefits

(a) Lump Sum Payment. The Company shall pay you a lump sum of $180,929.36 (the “Lump Sum Payment”), which equals the sum of (i) six months of pay at your final base salary rate of $325,000 per year; (ii) twelve (12) months of COBRA medical premiums at the current monthly rate plus a two percent (2%) administration fee ($1,401.26 per month); and (iii) twelve (12) months of COBRA dental premiums at the current monthly rate plus a two percent (2%) administration fee ($134.52 per month). The Company shall pay the Lump Sum Payment on the Company’s July 31, 2014 payroll date.

(b) Bonus. You will receive bonus payments for the first and second quarters of 2014 in amounts determined by the Compensation Committee of the Company’s Board of Directors (the “Quarterly Bonus Payments”) in accordance with the ANSYS, Inc. 2008 Cash Bonus Plan (the “Bonus Plan”). The Company shall pay you the Quarterly Bonus Payments at the time when bonus payments for the first and second quarters of 2014 are paid under the Bonus Plan; provided that in any event such payment shall be made at the same time as such payments are made to other participants of the Bonus Plan, but in no event later than December 31, 2014. For the avoidance of doubt, it is anticipated that you will receive a Quarterly Bonus Payment for the first quarter of 2014 before this Agreement becomes effective, in which event no further Quarterly Bonus Payment for the first quarter of 2014 will be due pursuant to this Agreement.

You will also receive a further bonus payment in the amount of $87,500 (the “Pro-Rata Bonus Payment”). You will not be eligible to receive any bonus payment other than the Quarterly Bonus Payments and the Pro-Rata Bonus Payment.

(c) Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.	Equity Rights

All options that you hold to purchase shares of the Company’s common stock pursuant the Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Stock Option and Grant Plan”) and other equity rights that are not vested as of your Resignation Date shall terminate on that date and will not be exercisable. A list of all equity grants made by the Company to you as of and current through the Resignation Date (the “Equity Summary”) is enclosed as Exhibit A. You acknowledge that you have no equity grants other than those listed in the Equity Summary.

All equity grants that are identified in the Equity Summary are subject to the terms of the Stock Option and Grant Plan and any related grants or other agreements, including, without limitation, the lapse of any stock option exercise rights with respect to vested options after the expiration of three months following the termination of your employment with the Company.

Through January 11, 2015, you also will remain subject to the ANSYS, Inc. 2009 Insider Trading Procedures (the “Insider Trading Procedures”). For the avoidance of doubt, during the exercise period based on a termination of employment on the Resignation Date, you will be prohibited from trading common stock of the Company outside of the “trading windows” (as that term is used in the Insider Trading Procedures) of May 2, 2014 to June 13, 2014 and August 6, 2014 to September 15, 2014.

This section of the Agreement is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options and other equity rights.

4.	Continuing Obligations

You acknowledge that your obligations under the IP Agreement shall continue in full force and effect, including but not limited to your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and, for one (1) year after the Resignation Date, not to compete with the Company and not to solicit Company customers or employees. A copy of the IP Agreement is enclosed as Exhibit B.

5.	Release of Claims

In consideration for, among other terms, the Lump Sum Payment, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by the Company and your decision to resign from such employment;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Pennsylvania Minimum Wage Act, 43 Pa. Stat. §§ 333.101-115, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement and nothing herein releases any claims that you have or may have against the Company regarding (a) the performance or nonperformance of obligations arising under this Agreement, including without limitation payment of the benefits and equity set forth in Sections 2 and 3 hereof, (b) any claims against Company that may arise after this Agreement has become effective, (c) any indemnification and defense rights available to you as an officer or director of the Company, or (d) continued healthcare coverage under an employee health plan pursuant to COBRA or similar state law. You acknowledge that the resignation of your employment in accordance with this Agreement shall not give rise to any Claims.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.	Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential unless and until any required public disclosure of this Agreement is made by the Company. You represent that during the period since May 29, 2014, you have not disclosed any Agreement-Related Information. “Agreement-Related Information” means any allegations of wrongful conduct by the Company or any of its representatives, the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. For the avoidance of doubt, the fact of your resignation from the Company and subsidiaries is not Agreement-Related Information.

7.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You represent that during the period since May 29, 2014, you have not made any such disparaging statements. The Company agrees that its current Chief Executive Officer and current Chief Financial Officer shall not make disparaging statements about you during their employment with the Company. These nondisparagement obligations shall not in any way affect your obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

8.	Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

9.	Other Provisions

(a) Termination and Return of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(b) Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d) Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) Jurisdiction. You and the Company hereby agree that the Washington County Court of Common Pleas of the Commonwealth of Pennsylvania and the United States District Court for the Western District of Pennsylvania shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 4, 6, 7, and 8 (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. If the Company prevails in any action to enforce any of the Specified Sections, then you also shall be liable to the Company for reasonable attorney’s fees and costs incurred by the Company in enforcing any of the Specified Sections.

(g) Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(h) Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the IP Agreement, the Stock Option and Grant Plan, the Insider Trading Procedures, and any other obligations specifically preserved in this Agreement.

(i) Time for Consideration; Effective Date. To accept this Agreement, you must sign it on and not before the Resignation Date. You must also provide a signed original to the Company on that day. In signing this Agreement on the Resignation Date, you acknowledge that you have had more than twenty-one (21) days to consider this Agreement and that you have knowingly and voluntarily entered into this Agreement. For the period of seven (7) days from the Resignation Date and ending on and including July 18, 2014 (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. This Agreement shall become effective on July 19, 2014, the first business day following the expiration of the Revocation Period (the “Effective Date”).

(j) Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

ANSYS, Inc.

By:	/s/ James E. Cashman III	July 11, 2014
	James E. Cashman III	Date
Chief Executive Officer

Enclosures: Equity Summary (Exhibit A) and IP Agreement (Exhibit B)

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Joseph C. Fairbanks, Jr.	July 11, 2014
Joseph C. Fairbanks, Jr.	Date